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                                                                   EXHIBIT 10.35


July 19, 1999

Mr. Henry Tinker
C/O Verilink Corporation
145 Baytech Drive
San Jose, CA   95134

Dear Henry:

This letter will set forth the agreement between you and Verilink Corporation ("Verilink") regarding your employment by Verilink during the period that Verilink consolidates its operations at its Huntsville, Alabama facility. You shall continue to be employed by Verilink as VP of Operations until at least October 31, 1999, but no longer than December 31, 1999. You may terminate your employment after October 31, 1999, if Verilink has successfully completed the transition of operations to its Huntsville facility. Such completion of consolidation shall be deemed to be a "Covered Termination" under the Change of Control Severance Benefits Agreement between you and Verilink dated January 7, 1998, and shall entitle you to receive the benefits provided in that Agreement for a "Covered Termination" with the exception of the eligibility period to exercise all vested stock options, which will be changed to six months from your termination of employment with Verilink. For purposes of this Agreement, the transition shall be successfully completed if each area of functional responsibility within Verilink, excluding Operations and necessary support functions, have been transferred to Huntsville and become substantially operational at that location.

Very truly yours,

VERILINK CORPORATION

By:    /s/ Howard Oringer
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Title: Chairman of the Board
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